TOYS“R”US, INC. REPORTS DECEMBER 2012 HOLIDAY SALES RESULTS

WAYNE, NJ (January 10, 2013) - Toys“R”Us, Inc. today reported its comparable store net sales and total sales for the month of December 2012.
For the month of December, the U.S. Domestic segment reported a comparable store sales decrease of 1.8%. The Learning toy category generated the strongest comparable store sales growth, offset by weakness in the Entertainment category, which includes electronics and videogame hardware and software. Total sales for the Domestic segment decreased 1.9%.
“We believe our December sales were impacted by softness in the overall markets for videogames, electronics, and toys, and by the uncertain economic environment in the U.S. and abroad,” said Jerry Storch, Chairman and CEO, Toys“R”Us, Inc. “Our team focused on optimizing margin, operating efficiently, and managing inventories during a period when the market and competitive intensity offered constrained sales opportunities. Additionally, the team innovated with programs to benefit the consumer, including driving a more integrated shopping experience between our e-commerce and store businesses through our enhanced Internet and omnichannel capabilities. Moving forward, we are committed to accelerating distinctive services for our customers both on the Internet and in our stores, and to driving differentiation in our product assortment.”
Internationally, in December comparable store sales declined 3.5% and total sales decreased by 4.1%, including a 1% unfavorable impact from foreign currency translation. Strength in Canada, China, and Southeast Asia was offset by economic weakness in Europe and Japan.
Adding in November results, which were impacted by Hurricane Sandy, quarter-to-date comparable store sales in the U.S. decreased 4.5% versus last year, while total sales decreased 4.7%. Internationally, quarter-to-date comparable store sales decreased 5.6%, while total quarter-to-date sales decreased 6.4%, including a 1.2% unfavorable impact from foreign currency translation. Canada, China, and Southeast Asia had the best results, offset by softness in Europe and Japan.
The month of December refers to the five-week period from November 25, 2012 to December 29, 2012, as compared to the five-week period from November 27, 2011 to December 31, 2011. Quarter-to-date refers to the nine-week period from October 28, 2012 to December 29, 2012, as compared to the nine-week period from October 30, 2011 to December 31, 2011.
About Toys“R”Us, Inc.
Toys“R”Us, Inc. is the world's leading dedicated toy and juvenile products retailer, offering a differentiated shopping experience through its family of brands. Merchandise is sold in 876 Toys“R”Us and Babies“R”Us stores in the United States and Puerto Rico, and in more than 645 international stores and over 150 licensed stores in 35 countries and jurisdictions. In addition, it exclusively operates the legendary FAO Schwarz brand and sells extraordinary toys in the brand's flagship store on Fifth Avenue in New York City. With its strong portfolio of e-commerce sites including Toysrus.com, Babiesrus.com, eToys.com and FAO.com, it provides shoppers with a broad online selection of distinctive toy and baby products. Headquartered in Wayne, NJ, Toys“R”Us, Inc. employs approximately 70,000 associates annually worldwide. The company is committed to serving its communities as a caring and reputable neighbor through programs dedicated to keeping kids safe and helping them in times of need. Additional information about Toys“R”Us, Inc. can be found on Toysrusinc.com. Follow Toys“R”Us, Babies“R”Us and FAO Schwarz on Facebook at Facebook.com/Toysrus, Facebook.com/Babiesrus and Facebook.com/FAO and on Twitter at Twitter.com/Toysrus and Twitter.com/Babiesrus.

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For more information:
Lenders and Note Investors Contact: Adil Mistry, Vice President, Treasurer and Investor Relations at 973-617-5841 or Adil.Mistry@toysrus.com
Media Contact: Kathleen Waugh, Vice President, Corporate Communications at 973-617-5888, 646-366-8823 or waughk@toysrus.com